Exhibit 99.1

Barnes & Noble Education Reports Second Quarter Fiscal Year 2021 Financial Results

Company’s Flexible Solutions Help Schools and Students Adapt to Blended and Virtual Learning Environment
December 8, 2020, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the second quarter of fiscal year 2021, which ended on October 31, 2020.
BNED’s fiscal 2021 second quarter results were significantly impacted by the ongoing COVID-19 pandemic, as many schools continued to adjust their learning model and restrict on-campus activities in response to the pandemic. Fewer students returned to campus this fall, as many schools implemented a remote learning model and curtailed on-campus classes and activities. While many big-conferences resumed their sport activities, fan attendance at the games was either eliminated or severely restricted, which further impacted the Company’s high-margin general merchandise business. Additionally, sales were impacted by overall enrollment declines in higher education.
The COVID-19 impact on higher education remains a fluid situation and BNED remains committed to supporting its campus partners through its flexible offerings and ability to quickly pivot to ensure uninterrupted service as institutions manage the safety of their campuses and the Company manages the safety of its campus stores.
Financial highlights for the second quarter 2021:
•Consolidated second quarter sales of $595.5 million decreased 22.9%, as compared to the prior year period; year to date consolidated sales of $799.5 million decreased 26.8%, as compared to the prior year period.
•Consolidated second quarter GAAP net income of $7.5 million, compared to GAAP net income of $35.9 million in the prior year period; year to date GAAP net loss of $39.1 million, compared to GAAP net income of $3.8 million in the prior year period.
•Consolidated second quarter non-GAAP Adjusted Earnings of $11.1 million, compared to non-GAAP Adjusted Earnings of $37.8 million in the prior year period; year to date non-GAAP Adjusted Earnings of $(30.6) million, compared to non-GAAP Adjusted Earnings of $7.8 million in the prior year period.
•Consolidated second quarter non-GAAP Adjusted EBITDA of $24.5 million, compared to non-GAAP Adjusted EBITDA of $74.5 million in the prior year period; year to date non-GAAP Adjusted EBITDA loss of $13.5 million, compared to non-GAAP Adjusted EBITDA $49.4 million in the prior year period.

Operational highlights for the second quarter 2021:
•BNC First Day® year-over-year revenue increased 77%, benefitting from the accelerated move to digital courseware.
•Successfully launched BNC First Day Complete at twelve campuses for the Fall 2020 term. The Company expects to transition additional colleges and universities to the First Day Complete model for Spring 2021.
•Gained over 120,000 gross subscribers for the bartleby® suite of services year to date, with DSS revenue increasing 14%.
•Continued to drive bartleby growth through search engine optimization (SEO) and partnerships with Blackboard and VitalSource, demonstrating a strong channel for growth to supplement fewer in-person selling opportunities caused by the COVID-19 pandemic.
•Continued to attract new clients and generate new business growth, signing over $70 million in net new business to date this fiscal year and expanding BNED’s footprint by 47 BNC institutions and 31 K-12 schools.
•Continued development of the Company’s next generation eCommerce platform; expected phased roll-out throughout calendar year 2021 to grow high-margin general merchandise sales.

“Our teams continued to make tremendous progress in growing and enhancing our offerings and services this quarter, despite the many challenges presented by the ongoing COVID-19 pandemic. As students adjusted to a blended learning environment on campuses nationwide this fall, our flexible offerings ensured that students were equipped with their course materials regardless of whether their schools resumed classes on campus, remotely or adopted a hybrid learning model,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “Our bartleby direct-to-student offerings became increasingly relevant in this environment, providing students with the academic support they need. We continue to scale our bartleby solutions through our existing channels, such as in-store sales and SEO, in addition to leveraging new channels, such as our recently announced Blackboard Assist partnership, to ensure we are providing widespread access to digital learning support at a time when students need it most.”
“As anticipated, we experienced lower physical textbook revenues, as well as a substantial year over year decline in our higher margin general merchandise business this quarter due to the pandemic. In addition to fewer students on campus, our general merchandise business was impacted by the cancellation of many athletic and in-store social events,” continued Mr. Huseby. “We expect the impacts of COVID-19 to extend into the new year, and as such, we are continuing to manage expenses and liquidity prudently. Our current liquidity position remains strong despite the challenging climate. As students, faculty and institutions continue to adapt to an educational landscape that is changing each day, we remain well-positioned to provide invaluable services and support to ensure all of our customers have the tools they need for success.”

Second Quarter 2021 and Year to Date Results
Results for the 13 and 26 weeks of fiscal 2021 and fiscal 2020 are as follows:

$ in millions	13 and 26 Weeks Selected Data (unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Q2 2021	Q2 2020	2021	2020
Total Sales	$595.5	$772.2	$799.5	$1,091.9
Net Income (Loss)	$7.5	$35.9	$(39.1)	$3.8

Non-GAAP(1)
Adjusted EBITDA	$24.5	$74.5	$(13.5)	$49.4
Adjusted Earnings	$11.1	$37.8	$(30.6)	$7.8
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (DSS). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results

Retail sales in the second quarter decreased by $165.2 million, or 22.3%, as compared to the prior year period. Comparable store sales in the Retail segment decreased 28.1% for the quarter, inclusive of a 52% general merchandise comparable sales decline, primarily due to fewer students on campus, curtailed campus activities and significant restrictions on attendance at sporting events.

Retail non-GAAP Adjusted EBITDA for the quarter decreased by $44.2 million to $18.3 million, as compared to non-GAAP Adjusted EBITDA of $62.6 million in the prior year period. The decrease is primarily due to lower textbook sales and lower sales of higher-margin general merchandise products, partially offset by lower selling and administrative expenses.

Wholesale Segment Results

Wholesale sales of $36.4 million for the quarter decreased by $3.8 million, or 9.5%, as compared to $40.2 million in the prior year period. The decrease is primarily due to decreased gross sales, partially offset by lower returns and allowances, both impacted by the COVID-19 pandemic.

Wholesale non-GAAP Adjusted EBITDA for the quarter was $6.6 million, as compared to non-GAAP Adjusted EBITDA of $7.9 million in the prior year period. This decrease was primarily driven by lower sales and lower gross margins, partially offset by lower selling and administrative expenses.

DSS Segment Results

DSS sales of $5.9 million for the quarter increased by $0.7 million, or 14.0%, as compared to $5.2 million in the prior year period. The increase is primarily due to an increase in sales of bartleby subscriptions.

DSS non-GAAP Adjusted EBITDA was $0.7 million for the quarter, as compared to non-GAAP Adjusted EBITDA of $0.3 million in the prior year period, benefitting from the increase in bartleby subscriptions.

Other

Expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $5.5 million for the quarter as compared to $5.7 million in the prior period.

Intercompany gross margin eliminations of $4.4 million reflected in non-GAAP Adjusted EBITDA, compared to $9.3 million in the prior year period, are lower due to a decrease in inter-segment sales from Wholesale to Retail.

Additional Events
Pursuant to BNED’s cooperation agreement with Outerbridge, the Company nominated, and stockholders approved Zachary Levenick as an independent director at the Company’s 2020 Annual Meeting that was held on October 22, 2020.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Tuesday, December 8, 2020 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2021 third quarter results on or about March 4, 2021.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,439 college, university, and K-12 school bookstores, comprised of 768 physical bookstores and 671 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,400 physical bookstores (including our Retail Segment's 768 physical bookstores) and sources and distributes new and used textbooks to our 671 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, tutoring and test prep services.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Sales:
Product sales and other	$551,832	$718,543	$745,042	$1,020,770
Rental income	43,653	53,685	54,457	71,115
Total sales	595,485	772,228	799,499	1,091,885
Cost of sales:
Product and other cost of sales	452,475	553,070	618,240	791,401
Rental cost of sales	27,725	32,208	35,112	41,877
Total cost of sales	480,200	585,278	653,352	833,278
Gross profit	115,285	186,950	146,147	258,607
Selling and administrative expenses	91,972	113,404	162,015	211,095
Depreciation and amortization expense	13,193	15,546	27,256	31,425
Impairment loss (non-cash) (a)	—	—	—	433
Restructuring and other charges (a)	3,387	1,569	9,058	3,035
Operating income (loss)	6,733	56,431	(52,182)	12,619
Interest expense, net	912	1,446	3,565	3,978
Income before income taxes	5,821	54,985	(55,747)	8,641
Income tax (benefit) expense	(1,694)	19,054	(16,610)	4,865
Net income (loss)	$7,515	$35,931	$(39,137)	$3,776

Income (Loss) per common share:
Basic	$0.15	$0.75	$(0.81)	$0.08
Diluted	$0.15	$0.74	$(0.81)	$0.08
Weighted average common shares outstanding:
Basic	48,804	47,853	48,608	47,717
Diluted	49,428	48,758	48,608	48,412

(a) For additional information, see Note (a) - (d) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Percentage of sales:
Sales:
Product sales and other	92.7%	93.0%	93.2%	93.5%
Rental income	7.3%	7.0%	6.8%	6.5%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	82.0%	77.0%	83.0%	77.5%
Rental cost of sales (a)	63.5%	60.0%	64.5%	58.9%
Total cost of sales	80.6%	75.8%	81.7%	76.3%
Gross profit	19.4%	24.2%	18.3%	23.7%
Selling and administrative expenses	15.4%	14.7%	20.3%	19.3%
Depreciation and amortization expense	2.2%	2.0%	3.4%	2.9%
Impairment loss (non-cash)	—%	—%	—%	—%
Restructuring and other charges	0.6%	0.2%	1.1%	0.3%
Operating income (loss)	1.2%	7.3%	(6.5)%	1.2%
Interest expense, net	0.2%	0.2%	0.4%	0.4%
Income before income taxes	1.0%	7.1%	(6.9)%	0.8%
Income tax (benefit) expense	(0.3)%	2.5%	(2.1)%	0.4%
Net income (loss)	1.3%	4.6%	(4.8)%	0.4%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 31, 2020	October 26, 2019
ASSETS
Current assets:
Cash and cash equivalents	$7,353	$24,594
Receivables, net	167,493	162,538
Merchandise inventories, net	457,677	475,422
Textbook rental inventories	50,736	68,167
Prepaid expenses and other current assets	23,762	18,494
Total current assets	707,021	749,215
Property and equipment, net	93,130	105,156
Operating lease right-of-use assets	286,038	289,722
Intangible assets, net	166,140	184,188
Goodwill	4,700	4,700
Deferred tax assets, net	8,231	8,039
Other noncurrent assets	31,734	39,235
Total assets	$1,296,994	$1,380,255
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$314,042	$387,704
Accrued liabilities	134,181	197,220
Current operating lease liabilities	121,518	107,721
Total current liabilities	569,741	692,645
Long-term operating lease liabilities	198,990	179,613
Other long-term liabilities	48,329	50,677
Long-term borrowings	99,500	—
Total liabilities	916,560	922,935
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 53,316 and 52,139 shares, respectively; outstanding, 49,064 and 48,298 shares, respectively	533	521
Additional paid-in-capital	735,647	730,501
Accumulated deficit	(321,964)	(240,801)
Treasury stock, at cost	(33,782)	(32,901)
Total stockholders' equity	380,434	457,320
Total liabilities and stockholders' equity	$1,296,994	$1,380,255

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 26 week periods are as follows:

Dollars in millions	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Retail Sales
New stores (a)	$27.6	$39.3	$35.4	$46.7
Closed stores (a)	(16.4)	(24.5)	(21.9)	(32.9)
Comparable stores (b)	(196.5)	(45.5)	(302.7)	(52.3)
Textbook rental deferral	16.4	1.5	10.1	2.3
Service revenue (c)	1.0	(2.0)	(3.7)	(2.5)
Other (d)	2.7	(10.9)	1.7	(15.9)
Retail Sales subtotal:	$(165.2)	$(42.1)	$(281.1)	$(54.6)
Wholesale Sales:	$(3.8)	$(0.6)	$4.2	$(18.3)
DSS Sales	$0.7	$0.3	$1.2	$—
Eliminations (e)	$(8.4)	$(0.1)	$(16.7)	$12.5
Total sales variance	$(176.7)	$(42.5)	$(292.4)	$(60.4)
(a)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended				26 weeks ended
	October 31, 2020		October 26, 2019		October 31, 2020		October 26, 2019
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	772	670	777	714	772	647	772	676
Stores opened	5	11	2	9	29	51	40	55
Stores closed	9	10	7	59	33	27	40	67
Number of stores at end of period	768	671	772	664	768	671	772	664

(b)    For Comparable Store Sales details, see below.
(c)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category for the 13 and 26 week periods are as follows:

Dollars in millions	13 weeks ended				26 weeks ended
	October 31, 2020		October 26, 2019		October 31, 2020		October 26, 2019
Textbooks (Course Materials)	$(101.6)	(19.0)%	$(43.9)	(7.7)%	$(112.5)	(17.5)%	$(55.4)	(8.0)%
General Merchandise	(97.2)	(52.0)%	(0.2)	(10.0)%	(184.8)	(58.6)%	5.7	1.9%
Trade Books	(6.3)	(62.3)%	(1.4)	(12.1)%	(14.0)	(73.2)%	(2.6)	(11.9)%
Total Comparable Store Sales	$(205.1)	(28.1)%	$(45.5)	(5.9)%	$(311.3)	(31.8)%	$(52.3)	(5.1)%

Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Net income (loss)	$7,515	$35,931	$(39,137)	$3,776
Reconciling items, after-tax (below)	3,560	1,903	8,496	3,983
Adjusted Earnings (Non-GAAP)	$11,075	$37,834	$(30,641)	$7,759

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$—	$—	$433
Content amortization (non-cash) (b)	1,222	998	2,386	1,909
Restructuring and other charges (c)	3,387	1,569	9,058	3,035
Reconciling items, pre-tax	4,609	2,567	11,444	5,377
Less: Pro forma income tax impact (d)	1,049	664	2,948	1,394
Reconciling items, after-tax	$3,560	$1,903	$8,496	$3,983

Adjusted EBITDA	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Net income (loss)	$7,515	$35,931	$(39,137)	$3,776
Add:
Depreciation and amortization expense	13,193	15,546	27,256	31,425
Interest expense, net	912	1,446	3,565	3,978
Income tax (benefit) expense	(1,694)	19,054	(16,610)	4,865
Impairment loss (non-cash) (a)	—	—	—	433
Content amortization (non-cash) (b)	1,222	998	2,386	1,909
Restructuring and other charges (c)	3,387	1,569	9,058	3,035
Adjusted EBITDA (Non-GAAP)	$24,535	$74,544	$(13,482)	$49,421

(a) During the 26 weeks ended October 26, 2019, we recognized an impairment loss (non-cash) of $433 in the Retail Segment related to net capitalized development costs for a project which are not recoverable.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 26 weeks ended October 31, 2020 and October 26, 2019, we recognized restructuring and other charges totaling $9,058 and $3,035, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, and shareholder activist activities.

(d) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Adjusted EBITDA (non-GAAP)	$24,535	$74,544	$(13,482)	$49,421
Less:
Capital expenditures (a)	9,142	10,946	16,197	19,255
Cash interest paid	1,240	2,419	3,200	4,029
Cash taxes paid (refund)	85	721	6,022	(5,877)
Free Cash Flow (non-GAAP)	$14,068	$60,458	$(38,901)	$32,014

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Physical store capital expenditures	$2,825	$4,599	$5,962	$8,117
Product and system development	2,901	4,102	5,226	7,444
Content development costs	1,752	1,548	2,828	2,233
Other	1,664	697	2,181	1,461
Total Capital Expenditures	$9,142	$10,946	$16,197	$19,255

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Sales
Retail	$576,514	$741,769	$735,290	$1,016,425
Wholesale	36,387	40,210	116,681	112,519
DSS	5,947	5,215	11,819	10,589
Eliminations	(23,363)	(14,966)	(64,291)	(47,648)
Total	$595,485	$772,228	$799,499	$1,091,885

Gross profit
Retail (b)	$95,704	$161,150	$112,049	$223,473
Wholesale	10,714	12,535	27,471	27,453
DSS (b)	5,692	4,929	11,392	10,070
Eliminations	4,397	9,334	(2,379)	(480)
Total	$116,507	$187,948	$148,533	$260,516

Selling and administrative expenses
Retail	$77,380	$98,578	$134,365	$182,393
Wholesale	4,146	4,593	7,937	9,352
DSS	5,003	4,615	9,039	8,728
Corporate Services	5,501	5,668	10,745	10,675
Eliminations	(58)	(50)	(71)	(53)
Total	$91,972	$113,404	$162,015	$211,095

Adjusted EBITDA (Non-GAAP) (c)
Retail	$18,324	$62,572	$(22,316)	$41,080
Wholesale	6,568	7,942	19,534	18,101
DSS	689	314	2,353	1,342
Corporate Services	(5,501)	(5,668)	(10,745)	(10,675)
Eliminations	4,455	9,384	(2,308)	(427)
Total	$24,535	$74,544	$(13,482)	$49,421

(a) See Explanatory Note in this Press Release for Segment descriptions.

(b) For the 13 and 26 weeks ended October 31, 2020, the Retail Segment gross margin excludes $192 and $402, respectively of amortization expense (non-cash) related to content development costs. For the 13 and 26 weeks ended October 31, 2020, the DSS Segment gross margin excludes $1,030 and $1,984, respectively, of amortization expense (non-cash) related to content development costs.

For the 13 and 26 weeks ended October 26, 2019, the Retail Segment gross margin excludes $210 and $394 respectively of amortization expense (non-cash) related to content development costs. For the 13 and 26 weeks ended October 26, 2019, the DSS Segment gross margin excludes $788 and $1,515, respectively, of amortization expense (non-cash) related to content development costs.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		26 weeks ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019
Gross margin
Retail	16.6%	21.7%	15.2%	22.0%
Wholesale	29.4%	31.2%	23.5%	24.4%
DSS	95.7%	94.5%	96.4%	95.1%
Elimination	(18.8)%	(62.4)%	3.7%	1.0%
Total gross margin	19.6%	24.3%	18.6%	23.9%

Selling and administrative expenses
Retail	13.4%	13.3%	18.3%	17.9%
Wholesale	11.4%	11.4%	6.8%	8.3%
DSS	84.1%	88.5%	76.5%	82.4%
Corporate Services	N/A	N/A	N/A	N/A
Elimination	N/A	N/A	N/A	N/A
Total selling and administrative expenses	15.4%	14.7%	20.3%	19.3%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated May 2, 2020 filed with the SEC on July 14, 2020, which includes consolidated financial statements for each of the three years for the period ended May 2, 2020 (Fiscal 2020, Fiscal 2019, and Fiscal 2018) and the Company's Quarterly Report on Form 10-Q for the period ended August 1, 2020 filed with the SEC on September 3, 2020.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
(908) 991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance & Investor Relations
(908) 991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impact across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 2, 2020. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.